Exhibit 99.1

Columbia Property Trust Increases its Midtown South Presence with Two Chelsea Acquisitions
Acquires 245-249 West 17th Street and 218 West 18th Street from New York REIT

NEW YORK (Oct. 11, 2017) - Columbia Property Trust, Inc. (NYSE: CXP) announced today that it has purchased two fully leased Class-A office properties in New York’s Chelsea submarket from New York REIT (NYRT) for $514 million. The acquisition encompasses 245-249 West 17th Street, two adjoining office buildings collectively comprising 281,294 square feet, and 218 West 18th Street, a 165,670-square-foot office building.

With this acquisition, Columbia’s presence in New York has increased to seven Class-A properties comprising a total of 2.6 million square feet, which together represent 44 percent of Columbia’s overall portfolio based on gross real estate assets.

“Our acquisition of these prime Midtown South buildings allows us to expand within New York, where we already held the largest concentration in our portfolio, and will further establish Columbia as a significant player in Manhattan’s most dynamic office district,” said Nelson Mills, Columbia’s president and CEO. “We view these acquisitions, along with our recent share repurchases, as an excellent use of the capital raised from our non-core dispositions.”

Jim Fleming, executive vice president and CFO, continued, “We believe these recent investments, along with significant embedded growth in our existing portfolio from recent leasing achievements, will allow us to deliver meaningful earnings growth over the next several quarters. Notably, our recent execution of a 119,000-square-foot renewal with DLA Piper at our Silicon Valley property last month addressed our largest imminent lease expiration risk, putting our portfolio at 95 percent leased overall, with very little near-term roll remaining.”

Columbia’s senior vice president in the Eastern region, Adam Popper, added, “Based on the leasing momentum we are experiencing at our nearby assets, particularly with our recent track record at 315 Park Avenue South, we remain very confident in the Midtown South and Chelsea submarkets. TAMI and financial services users alike continue to embrace these submarkets as one of the preferred destinations for tenants in NYC, with strong demand for assets like these that offer smaller floor plates, fully renovated interiors, and attractive amenities.”

Twitter’s New York headquarters fill most of the boutique buildings on 17th Street, which include a six-story western tower and 12-story eastern tower that also includes one of the largest showrooms of the high-end modern furniture chain Room & Board. The nearby 12-story building on 18th Street houses the New York City headquarters of beverage and lifestyle company Red Bull, along with several other office tenants.

This acquisition does not involve Columbia’s recently initiated joint venture with Allianz Real Estate.

About Columbia Property Trust

Columbia Property Trust (NYSE: CXP) owns and operates Class-A office buildings concentrated in high-barrier-to-entry, gateway markets. Its portfolio includes 19 operating properties containing over nine million square feet, primarily located in New York, San Francisco, and Washington, D.C. Columbia carries an investment-grade rating from both Moody’s and Standard & Poor’s. For more information, please visit www.columbia.reit.

Forward-Looking Statements:

Certain statements contained in this press release other than historical facts may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in those acts. Such statements include, in particular, statements about our share repurchase program and are subject to certain risks and uncertainties, including known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We make no representations or warranties (express or implied) about the accuracy of any such forward-looking statements contained in this press release, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Any such forward-looking statements are subject to risks, uncertainties, and other factors and are based on a number of assumptions involving judgments with respect to, among other things, future economic, competitive, and market conditions, all of which are difficult or impossible to predict accurately. To the extent that our assumptions differ from actual conditions, our ability to accurately anticipate results expressed in such forward-looking statements, including our ability to generate positive cash flow from operations, make distributions to stockholders, and maintain the value of our real estate properties, may be significantly hindered. See Item 1A in the Company's most recently filed Annual Report on Form 10-K for the year ended December 31, 2016, for a discussion of some of the risks and uncertainties that could cause actual results to differ materially from those presented in our forward-looking statements. The risk factors described in our Annual Report are not the only ones we face, but do represent those risks and uncertainties that we believe are material to us. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also harm our business.

Media Contact:	Investor Relations:
Bud Perrone	Matt Stover
T 212 843 8068	T 404-465-2227
E bperrone@rubenstein.com	E IR@columbiapropertytrust.com